Exhibit 99.3

The Chubb Corporation 2010 Update on Asbestos Reserves Date of release 01/27/2011

Forward Looking Statements The following materials contain "forward looking statements," including those relating to loss reserves and claim estimates, that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or suggested by such statements. Such risks or uncertainties include but are not limited to those which may be noted more fully in the materials themselves, as well as those discussed or identified from time to time in The Chubb Corporation's public filings with the Securities and Exchange Commission. The Chubb Corporation assumes no obligation to update any forward-looking information set forth in the following materials, which speak as of January 27, 2011 or as otherwise specified in the materials. 2010AsbestosSlides12711

Contents Purpose of Updated Review Conclusions Evaluation Methodology Exposure Analysis Asbestos Payments and Reserves Three Year Reserve Comparison Summary 2010AsbestosSlides12711

Purpose of Review Reassess Chubb's ultimate liability regarding asbestos exposures using an internal analysis, reviewed by our independent outside consulting actuaries Determine appropriate reserve levels Ensure aggressive case management of asbestos claims manage our exposure identify trends or issues that may impact exposure Provide relevant substantive information requested by investors and rating agencies 2010AsbestosSlides12711

Conclusions Our 2010 analysis of asbestos liabilities concluded current net reserves are adequate The carried net reserve of $631M at 12/31/10 represents Chubb's best estimate of our ultimate asbestos liability This amount contemplates approximately a 4% reinsurance recoverable Net payments for asbestos liabilities in 2010 were $58M Reserves at 12/31/10 calculate to a 3 year survival ratio of 11.7 2010AsbestosSlides12711

Evaluation Methodology Chubb segmented its defendant policyholders into two groups Traditional defendant policyholders (Tiers 1 & 2) Those engaged in asbestos mining, manufacturing and building products industries Peripheral defendant policyholders (Tiers 3 & 4) Those who manufactured, distributed, or installed an asbestos-containing product or who owned or operated a facility where asbestos products were present 2010AsbestosSlides12711

Exposure Analysis Within these policyholder categories: All Tier 1 & 2 accounts and Tier 3 & 4 accounts with Chubb incurred losses of at least $3M or judged to have high potential exposure were evaluated individually. Claimant information and available coverage were reviewed for each defendant policyholder, including terms of coverage, policy limits and aggregate limits. Tier 3 & 4 accounts not individually evaluated were analyzed in the aggregate using statistical techniques. Factors considered include available coverage, claimant count, report year, bankruptcy, coverage dispute and case reserve amount. Future claims from unknown defendant policyholders were estimated based on claim reporting patterns and projected claim severities. 2010AsbestosSlides12711

Asbestos Payments & Reserves by Category # $ $ Traditional Defendants Tier 1 2 - 33 Traditional Defendants Tier 2 14 9 120 Peripheral Defendants Tiers 3 & 4 354 46 331 All Other 3 22 Reserves for future claims from unknown policyholders TBD - 125 ____ ____ ____ Total 370 58 631 No. of Open Total Net Net Asbestos Policyholders Paid Reserves At 12/31/10 In 2010 At 12/31/10 ($ in millions) 2010AsbestosSlides12711

Asbestos Payments & Reserves by Category Total net asbestos reserves: $631M Case reserves of $272M Established by Claim Department on known claims IBNR reserves of $359M Includes provision for: potential reserve development on known defendant policyholders (development) future claims from unknown defendant policyholders (pure IBNR) future declaratory judgment actions and other litigation 2010AsbestosSlides12711

Asbestos Net Loss Reserve Comparison ($ in Millions) 2010 2008 Beginning Reserves $793 Incurred Losses & LAE 0 0 CY Payments for Losses (28) (36) CY Payments for LAE (18) (22) Ending Reserves $747 $631 IBNR portion of Ending Reserves $436 $359 2009 $747 0 (38) (20) $689 $378 2010AsbestosSlides12711 $689

Summary Chubb's asbestos net reserves of $631M at 12/31/10 are based on our 2010 analysis of our ultimate asbestos liabilities This reserve represents Chubb's best estimate of our ultimate asbestos liability as of 12/31/10 This reserve amount is at full (undiscounted) value No consideration has been given for legislative or judicial relief The net reserve reflects a modest reinsurance recoverable amount of approximately 4% of the gross reserve 2010AsbestosSlides12711